Exhibit 99.1

For Immediate Release July 26, 2012 Contact: 513.271.3700 John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS THIRD QUARTER
AND NINE MONTHS OPERATING RESULTS,
DECLARES REGULAR CASH DIVIDEND, AND REVISES FISCAL 2012 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported fiscal 2012 third quarter and nine months net sales of $42.1 million and $129.8 million, respectively, increases of 5% and 10%, respectively, from the same periods of the prior fiscal year;

•	reported third quarter operating income of $12.6 million, an increase of 24% compared to the prior year third quarter;

•	reported nine months operating income of $37.2 million, an increase of 23% compared to the same period of the prior fiscal year;

•
reported third quarter net earnings of $8.6 million, or $0.21 per diluted share, increases of 26% and 24%, respectively, compared to the fiscal 2011 third quarter.   On a non-GAAP basis, earnings were $8.8 million, or $0.21 per diluted share, increases of 29% and 24%, respectively.  In the fiscal 2012 third quarter, this non-GAAP basis excludes the effect of costs associated with the consolidation of its Saco, Maine operations into its Tennessee facility (see non-GAAP financial measure reconciliation);

•
reported nine months net earnings of $24.8 million, or $0.60 per diluted share, increases of 23% and 22%, respectively, compared to the same period of fiscal 2011.   On a non-GAAP basis, earnings were $25.5 million, or $0.61 per diluted share, increases of 21% and 20%, respectively.  In the fiscal 2012 year-to-date period, this non-GAAP basis excludes the effect of costs associated with the consolidation of its Saco, Maine operations into its Tennessee facility, and in the fiscal 2011 year-to-date period it excludes the costs of reorganizing its sales and marketing leadership  (see non-GAAP financial measure reconciliation);

•
declared the regular quarterly cash dividend of $0.19 per share for the third quarter of fiscal 2012, (indicated annual rate of $0.76 per share), the same as the regular quarterly rate of fiscal 2011; and

•	revised downward its fiscal 2012 guidance of per share diluted earnings to between $0.78 and $0.81 (excluding plant consolidation costs of $0.02) on net sales of $171 million to $175 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended June 30,			Nine Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
Net Sales	$42,141	$40,052	5%	$129,848	$118,374	10%
Operating Income	12,612	10,131	24%	37,244	30,183	23%
Net Earnings	8,594	6,836	26%	24,798	20,121	23%
Diluted Earnings per Share	$0.21	$0.17	24%	$0.60	$0.49	22%

Diluted Earnings per Share excluding effect of plant consolidation costs (2012) and sales and marketing leadership reorganization costs (2011) (see non-GAAP financial measure reconciliation)	$0.21	$0.17	24%	$0.61	$0.51	20%

	June 30,
	2012	2011
Cash and Short-Term Investments	$27,938	$25,563
Working Capital	76,298	75,340
Shareholders’ Equity	141,005	138,120
Total Assets	158,814	157,951

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, said, “The third quarter, despite positive sales growth (+5%) and strong operating income (+24%), was disappointing given our good performance in the second quarter, along with the expectation that the majority of downside surprises had been minimized.  While U.S. Diagnostic sales increased by 10% during the period, European Diagnostics revenues were flat on a local currency basis but down 11% on a U. S. dollar basis.  Revenue growth was led by our tests for C. difficile, foodborne and H. pylori pathogens in the U.S.; however, in each product group, growth rates declined from the strong second quarter rates. Meridian Life Science revenues improved by 4%, with the timing of large orders, again causing volatility when viewed on a sequential quarter-over-quarter basis.  The Bioline business grew revenues by 12% on a local currency basis; however, negative currency dropped that rate to 9% in U.S. dollars.

Operating income increased by 24%, once again reinforcing our efficiency, and reflecting the savings from the consolidation of our core Life Science manufacturing facilities.  Gross profit improved from 63% in the prior year to 66% and operating income improved to 30% of revenues.  Operating strength was due to improved margins and level spending versus the prior year resulting from strong spending controls and currency.

Our expectations going forward are for continued organic growth, although at a moderated rate in the near term.  Our simple-to-use molecular platform, illumigene® has continued to perform well.  We now have approximately 900 customers servicing over 1,000 hospitals and private labs.  Growth in this category continues to come primarily from illumigene C. difficile, and illumigene GBS is gaining traction for prenatal screening.  During July, we submitted illumigene Group A Strep (GAS) for FDA marketing clearance.  In the strep testing market, many labs must perform a back-up test for all negative quick tests.  Today, most of those back-up tests are 1-2 day cultures.  We believe illumigene GAS, once cleared for use in the U.S., will be a better alternative due to its faster time-to-results and its potentially greater accuracy.  illumigene is approaching its second year anniversary and, while results have been quite good thus far, we believe that the customer uptake can accelerate, especially as our menu evolves with the addition of Group A strep followed by Mycoplasma pneumoniae and Whooping Cough (Pertussis) later this year.

Overall, Meridian has multiple innovations and a powerful pipeline that can drive our organic growth in all reporting units.  Our operating capabilities continue to meet supply and quality demands.  Our focus continues to be on the refinement of our global capability to execute our plans rapidly, uniformly and with the highest standards of professionalism.”

William J. Motto, Executive Chairman of the Board, commented, “Although we were pleased to see our gross profit margin increase to 66% and our operating income margin reach 30% of revenues, we were disappointed that net sales fell short of target.  We continue to operate very efficiently, have strong cash flow, regularly introduce new products, see broader acceptance of our illumigene molecular testing platform, and maintain a strong and unlevered balance sheet.  Our principal challenge is to accelerate our organic growth in net sales which, of course, we are actively addressing.  During the most recent quarter, we generated $4.3 million in cash after capital expenditures and payment of dividends.  We continue to look for accretive acquisition opportunities.  We look forward to continued long-term growth in net sales and earnings and expect to provide guidance for fiscal 2013 in late August or early September.”

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.19 per share for the third fiscal quarter ended June 30, 2012. The dividend is of record August 6, 2012 and payable August 16, 2012.  This annual indicated rate of $0.76 per share remains the same as the rate in fiscal 2011.  Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including potential acquisitions.

FISCAL 2012 GUIDANCE UPDATED

Based on actual third quarter results and expected fourth quarter operating results for the fiscal year ending September 30, 2012, management expects net sales to be in the range of $171 million to $175 million and per share diluted earnings to be between $0.78 and $0.81. Previous guidance called for net sales to be between $183 million and $192 million and per share diluted earnings to be between $0.85 and $0.89.  The per share estimates assume an increase in average diluted shares outstanding from approximately 41.4 million at fiscal 2011 year end to 41.6 million at fiscal 2012 year end.  The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2012 or charges of $0.02 diluted earnings per share in fiscal 2012 associated with the consolidation of its Maine operations into its Tennessee facility (see non-GAAP financial measure reconciliations).

FINANCIAL CONDITION

The Company’s financial condition is sound.  At June 30, 2012, current assets were $93.8 million compared to current liabilities of $17.5 million, resulting in working capital of $76.3 million and a current ratio of 5.4.  Cash and short-term investments were $27.9 million and the Company had 100% borrowing capacity under its $30,000,000 commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

INTERIM UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim periods of fiscal 2012 and fiscal 2011.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
Net sales	$42,141	$40,052	$129,848	$118,374
Cost of goods sold	14,498	14,701	47,722	43,564
Gross profit	27,643	25,351	82,126	74,810

Operating expenses
Research and development	2,660	2,693	7,441	7,328
Selling and marketing	5,843	5,968	17,192	17,041
General and administrative	6,162	6,559	19,236	19,018
Plant consolidation costs	366	-	1,013	-
Sales and marketing leadership reorganization costs	-	-	-	1,240
Total operating expenses	15,031	15,220	44,882	44,627

Operating income	12,612	10,131	37,244	30,183
Other income (expense), net	45	62	331	427
Income before income taxes	12,657	10,193	37,575	30,610
Income tax provision	4,063	3,357	12,777	10,489
Net earnings	$8,594	$6,836	$24,798	$20,121

Net earnings per basic common share	$0.21	$0.17	$0.60	$0.49
Basic common shares outstanding	41,091	40,737	41,075	40,680

Net earnings per diluted common share	$0.21	$0.17	$0.60	$0.49
Diluted common shares outstanding	41,684	41,394	41,605	41,353

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2012 and fiscal 2011 (in thousands).

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
Net sales
U.S. Diagnostics	$26,234	$23,829	$80,091	$72,007
European Diagnostics	5,897	6,612	18,326	18,926
Life Science	10,010	9,611	31,431	27,441
	$42,141	$40,052	$129,848	$118,374
Operating Income
U.S. Diagnostics	$9,442	$8,399	$29,377	$26,780
European Diagnostics	998	978	2,398	1,781
Life Science	2,118	797	5,526	1,499
Eliminations	54	(43)	(57)	123
	$12,612	$10,131	$37,244	$30,183

NON-GAAP FINANCIAL MEASURES

In this press release, we have provided information on net earnings and diluted earnings per share excluding the effect of costs associated with the consolidation of our Saco, Maine operations into our Tennessee facility (2012) and the reorganizing of our Sales and Marketing Leadership (2011).  We believe this information is useful to an investor in evaluating our performance because:

1.
These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impact of non-routine costs related to consolidating the Maine operations and reorganizing our Sales and Marketing Leadership; and

2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

We have provided reconciliations of net earnings, basic earnings per share and diluted earnings per share, with and without the effects of the plant consolidation and leadership reorganization costs noted above, in the tables below for the three and nine month periods ended June 30, 2012.

THIRD QUARTER AND NINE MONTH YEAR TO DATE
GAAP TO NON-GAAP RECONCILATION TABLES
(In Thousands, Except per Share Data)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2012		2011	2012		2011
Net Earnings -
U.S. GAAP basis	$8,594		$6,836	$24,798		$20,121
Facility Consolidation costs	238		-	659		-
Sales & Marketing Leadership Reorganization	-		-	-		872
Adjusted Earnings	$8,832		$6,836	$25,457		$20,993

Net Earnings per Basic Common Share -
U.S. GAAP basis	$0.21		$0.17	$0.60		$0.49
Facility Consolidation costs	0.01		-	0.02		-
Sales & Marketing Leadership Reorganization	-		-	-		0.02
Adjusted Basic EPS	$0.21	*	$0.17	$0.62		$0.52	*

Net Earnings per Diluted Common Share -
U.S. GAAP basis	$0.21		$0.17	$0.60		$0.49
Facility Consolidation costs	0.01		-	0.02		-
Sales & Marketing Leadership Reorganization	-		-	-		0.02
Adjusted Diluted EPS	$0.21	*	$0.17	$0.61	*	$0.51

 *Does not sum to total due to rounding.

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Meridian relies on proprietary, patented and licensed technologies, and the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's main growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  The Company cannot predict the possible impact of recently-enacted United States healthcare legislation and any similar initiatives in other countries on its results of operations.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

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